Exhibit 23.3

Cawley, Gillespie & Associates, Inc.

petroleum consultants

13640 BRIARWICK DR., SUITE100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1107	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

We hereby consent to the inclusion in this Annual Report on Form 10-K prepared by U.S. Energy Corp. (the “Company”) for the year ending December 31, 2016, and to the incorporation by reference for the years ending December 31, 2014, of our reports relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2014 and 2013. We further consent to references to our firm under Item 2- Properties under the heading “Oil and gas” and Item 8, Note 17 of the Notes to Consolidated Financial Statements under the caption “Oil and Gas Reserves (Unaudited)”.

We also consent to the incorporation by reference of information from our Report into the Company’s Registration Statements on Form S-3 (No. 333-204350 and 333-215887), and the Registration Statements on Form S-8 (No. 333-108979, 333-166638, 333-180735, and 333-183911).

Very truly yours,

logoex23.1_1	logoex23.1_2
/s/ W. Todd Brooker
W. Todd Brooker, P.E.
Senior Vice President
Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

Austin, Texas

April 17, 2017

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